Exhibit 17(c)

Schedule of investments

October 31, 2010

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Security	Shares	Value
Common Stocks — 98.0%
Consumer Discretionary — 7.6%
Auto Components — 1.1%
Johnson Controls Inc.	27,960	$981,955
Internet & Catalog Retail — 2.4%
Amazon.com Inc.	13,220	2,183,151	*
Media — 1.4%
Cablevision Systems Corp., New York Group, Class A Shares	49,470	1,322,828
Multiline Retail — 1.9%
Target Corp.	33,845	1,757,909
Specialty Retail — 0.8%
Lowe’s Cos. Inc.	36,010	768,093

Total Consumer Discretionary		7,013,936

Consumer Staples — 12.3%
Beverages — 5.1%
Dr. Pepper Snapple Group Inc.	52,510	1,919,240
PepsiCo Inc.	41,830	2,731,499

Total Beverages		4,650,739

Food & Staples Retailing — 3.2%
Wal-Mart Stores Inc.	53,850	2,917,055
Household Products — 4.0%
Colgate-Palmolive Co.	30,930	2,385,322
Procter & Gamble Co.	20,630	1,311,449

Total Household Products		3,696,771

Total Consumer Staples		11,264,565

Energy — 6.6%
Energy Equipment & Services — 3.6%
Noble Corp.	25,140	868,084
Transocean Ltd.	14,640	927,591	*
Weatherford International Ltd.	90,320	1,518,279	*

Total Energy Equipment & Services		3,313,954

Oil, Gas & Consumable Fuels — 3.0%
Apache Corp.	11,710	1,182,944
Petroleo Brasileiro SA, ADR	44,870	1,530,964

Total Oil, Gas & Consumable Fuels		2,713,908

Total Energy		6,027,862

Financials — 9.0%
Capital Markets — 5.2%
BlackRock Inc.	14,680	2,510,133
Charles Schwab Corp.	147,110	2,265,494

Total Capital Markets		4,775,627

Insurance — 3.8%
Prudential Financial Inc.	25,220	1,326,068
Travelers Cos. Inc.	38,640	2,132,928

Total Insurance		3,458,996

Total Financials		8,234,623

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Schedule of investments (cont’d)

October 31, 2010

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Security	Shares	Value
Health Care — 17.6%
Biotechnology — 12.8%
Alexion Pharmaceuticals Inc.	12,520	$855,116	*
Amgen Inc.	46,190	2,641,606	*
Biogen Idec Inc.	30,520	1,913,909	*
Celgene Corp.	44,360	2,753,425	*
Gilead Sciences Inc.	47,080	1,867,664	*
Vertex Pharmaceuticals Inc.	44,130	1,691,503	*

Total Biotechnology		11,723,223

Health Care Equipment & Supplies — 2.3%
Thermo Fisher Scientific Inc.	42,155	2,167,610	*
Pharmaceuticals — 2.5%
Abbott Laboratories	45,430	2,331,468

Total Health Care		16,222,301

Industrials — 4.2%
Construction & Engineering — 0.7%
Jacobs Engineering Group Inc.	16,055	619,883	*
Electrical Equipment — 2.4%
ABB Ltd., ADR	104,530	2,162,726	*
Industrial Conglomerates — 1.0%
3M Co.	11,210	944,106
Professional Services — 0.1%
Verisk Analytics Inc., Class A Shares	4,000	119,240	*

Total Industrials		3,845,955

Information Technology — 40.7%
Communications Equipment — 5.8%
Cisco Systems Inc.	117,570	2,684,123	*
Juniper Networks Inc.	81,840	2,650,798	*

Total Communications Equipment		5,334,921

Computers & Peripherals — 3.4%
EMC Corp.	68,090	1,430,571	*
SanDisk Corp.	44,705	1,680,014	*

Total Computers & Peripherals		3,110,585

Internet Software & Services — 13.3%
eBay Inc.	94,370	2,813,170	*
Equinix Inc.	27,930	2,352,823	*
Google Inc., Class A Shares	7,220	4,425,788	*
SINA Corp.	46,960	2,643,848	*

Total Internet Software & Services		12,235,629

IT Services — 2.5%
Cielo SA	128,380	1,104,628
Visa Inc., Class A Shares	15,250	1,192,093

Total IT Services		2,296,721

Semiconductors & Semiconductor Equipment — 5.8%
Cree Inc.	34,870	1,788,482	*
Texas Instruments Inc.	60,340	1,784,254
Xilinx Inc.	65,920	1,767,315

Total Semiconductors & Semiconductor Equipment		5,340,051

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Security			Shares	Value
Software — 9.9%
Adobe Systems Inc.			27,310	$768,777	*
Citrix Systems Inc.			47,970	3,073,438	*
Electronic Arts Inc.			52,710	835,453	*
Intuit Inc.			28,700	1,377,600	*
Rovi Corp.			60,030	3,040,519	*

Total Software				9,095,787

Total Information Technology				37,413,694

Total Investments before Short-Term Investment (Cost — $89,309,922)				90,022,936

Security	Rate	Maturity Date	Face Amount
Short-term Investments — 2.2%
Repurchase Agreements — 2.2%
Interest in $79,929,000 joint tri-party repurchase agreement dated 10/29/10 with Barclays Capital Inc.; Proceeds at maturity — $2,028,037; (Fully collateralized by U.S. government obligations, 1.375% due 1/15/13; Market value — $2,068,562) (Cost — $2,028,000)	0.220%	11/1/10	2,028,000	2,028,000

Total Investments — 100.2% (Cost — $91,337,922#)				92,050,936

Liabilities in Excess of Other Assets — (0.2)%				(200,527)

Total Net Assets — 100.0%				$91,850,409

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $91,452,512.

Abbreviation used in this schedule:

ADR — American Depositary Receipt

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Statement of assets and liabilities

October 31, 2010

Assets:
Investments, at value (Cost — $91,337,922)	$92,050,936
Cash	768
Receivable for securities sold	46,525,808
Dividends and interest receivable	79,717
Receivable for Fund shares sold	14,952
Prepaid expenses	30,534

Total Assets	138,702,715

Liabilities:
Payable for securities purchased	46,600,461
Payable for Fund shares repurchased	94,761
Investment management fee payable	54,100
Distribution fees payable	19,850
Trustees’ fees payable	1,345
Accrued expenses	81,789

Total Liabilities	46,852,306

Total Net Assets	$91,850,409

Net Assets:
Par value (Note 7)	$65
Paid-in capital in excess of par value	135,107,790
Undistributed net investment income	46,350
Accumulated net realized loss on investments and foreign currency transactions	(44,016,810)
Net unrealized appreciation on investments	713,014

Total Net Assets	$91,850,409

Shares Outstanding:
Class A	6,372,457
Class B	47,270
Class C	33,911
Class I	26,648

Net Asset Value:
Class A (and redemption price)	$14.18
Class B*	$13.57
Class C*	$13.88
Class I (and redemption price)	$14.21
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$15.05

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Statement of operations

For the Year Ended October 31, 2010

Investment Income:
Dividends	$1,054,728
Interest	2,577
Less: Foreign taxes withheld	(17,207)

Total Investment Income	1,040,098

Expenses:
Investment management fee (Note 2)	693,621
Distribution fees (Notes 2 and 5)	240,440
Transfer agent fees (Note 5)	106,692
Legal fees	79,882
Registration fees	56,029
Audit and tax	26,700
Shareholder reports	26,325
Trustees’ fees	8,742
Custody fees	4,059
Insurance	3,201
Miscellaneous expenses	4,170

Total Expenses	1,249,861
Less: Fee waivers and/or expense reimbursements (Notes 2 and 5)	(105,424)

Net Expenses	1,144,437

Net Investment Loss	(104,339)

Realized and Unrealized Gain (Loss) on Investments and Foreign Currency Transactions (Notes 1 and 3):
Net Realized Gain From:
Investment transactions	7,088,252
Foreign currency transactions	857

Net Realized Gain	7,089,109

Change in Net Unrealized Appreciation (Depreciation) From Investments	2,739,191

Net Gain on Investments and Foreign Currency Transactions	9,828,300
Proceeds from Settlement of a Regulatory Matter (Note 9)	190,925
Increase in Net Assets from Operations	$9,914,886

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Statement of changes in net assets

For the Years Ended October 31,	2010	2009
Operations:
Net investment income (loss)	$(104,339)	$85,568
Net realized gain (loss)	7,089,109	(13,409,278)
Change in net unrealized appreciation (depreciation)	2,739,191	25,438,758
Proceeds from settlement of a regulatory matter (Note 9)	190,925	—

Increase in Net Assets From Operations	9,914,886	12,115,048

Distributions to Shareholders From (Notes 1 and 6):
Net investment income	(97,936)	—

Decrease in Net Assets from Distributions to Shareholders	(97,936)	—

Fund Share Transactions (Note 7):
Net proceeds from sale of shares	836,581	1,288,301
Reinvestment of distributions	97,204	—
Cost of shares repurchased	(9,899,858)	(10,071,827)

Decrease in Net Assets From Fund Share Transactions	(8,966,073)	(8,783,526)

Increase in Net Assets	850,877	3,331,522

Net Assets:
Beginning of year	90,999,532	87,668,010

End of year*	$91,850,409	$90,999,532

*Includes undistributed net investment income of:	$46,350	$56,843

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Financial highlights

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class A Shares[1]	2010		2009	2008	2007	2006

Net asset value, beginning of year	$12.75		$11.02	$17.76	$15.26	$13.47

Income (loss) from operations:

Net investment income (loss)	(0.01)		0.01	(0.02)	0.07	0.10
Net realized and unrealized gain (loss)	1.42		1.72	(6.70)	2.55	1.77
Proceeds from settlement of a regulatory matter	0.03		—	—	—	—

Total income (loss) from operations	1.44		1.73	(6.72)	2.62	1.87

Less distributions from:

Net investment income	(0.01)		—	(0.02)	(0.12)	(0.08)

Total distributions	(0.01)		—	(0.02)	(0.12)	(0.08)

Net asset value, end of year	$14.18		$12.75	$11.02	$17.76	$15.26

Total return[2]	11.33	%[3]†	15.70%	(37.87)%	17.28%	13.94%

Net assets, end of year (000s)	$90,360		$89,299	$86,093	$163,167	$152,821

Ratios to average net assets:

Gross expenses	1.34%		1.28%	1.23%	1.22%[4]	1.23%
Net expenses[5,6,7]	1.23		1.05	1.05	1.05 [4]	1.03
Net investment income (loss)	(0.10)		0.11	(0.12)	0.44	0.71

Portfolio turnover rate	84%		34%	39%	97%	11%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of sales charges, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 11.09% (Note 9).
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 1.21% and 1.05%, respectively.

[5]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A shares did not exceed 1.25%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent. Prior to December 1, 2009, the voluntary expense limitation was 1.05%.

[6]	Reflects fee waivers and/or expense reimbursements.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
†	The total return includes gains from settlement of investment litigations. Without these gains, the total return would have been 10.86%.

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class B Shares[1]	2010		2009	2008	2007	2006

Net asset value, beginning of year	$12.00		$10.45	$16.96	$14.57	$12.88

Income (loss) from operations:

Net investment loss	(0.11)		(0.07)	(0.13)	(0.02)	(0.01)
Net realized and unrealized gain (loss)	1.36		1.62	(6.38)	2.42	1.70
Proceeds from settlement of a regulatory matter	0.32		—	—	—	—

Total income (loss) from operations	1.57		1.55	(6.51)	2.40	1.69

Less distributions from:

Net investment income	—		—	—	(0.01)	—

Total distributions	—		—	—	(0.01)	—

Net asset value, end of year	$13.57		$12.00	$10.45	$16.96	$14.57

Total return[2]	13.08	%[3]†	14.83%	(38.38)%	16.46%	13.12%

Net assets, end of year (000s)	$641		$939	$1,059	$2,437	$7,754

Ratios to average net assets:

Gross expenses	2.32%		2.45%	2.36%	2.20%[4]	2.11%
Net expenses[5,6,7]	1.98		1.80	1.80	1.81 [4]	1.79
Net investment loss	(0.86)		(0.64)	(0.88)	(0.11)	(0.04)

Portfolio turnover rate	84%		34%	39%	97%	11%

[1]	Per share amounts have been calculated using the average shares method.
[2]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 10.42% (Note 9).
[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.19% and 1.80%, respectively.

[5]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class B shares did not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent. Prior to December 1, 2009, the voluntary expense limitation was 1.80%.

[6]	Reflects fee waivers and/or expense reimbursements.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
†	The total return includes gains from settlement of investment litigations. Without these gains, the total return would have been 12.50%.

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

For a share of each class of beneficial interest outstanding throughout each year ended October 31:

Class C Shares[1]	2010		2009	2008	2007	2006

Net asset value, beginning of year	$12.57		$10.95	$17.76	$15.25	$13.49

Income (loss) from operations:

Net investment loss	(0.11)		(0.07)	(0.13)	(0.05)	(0.01)
Net realized and unrealized gain (loss)	1.41		1.69	(6.68)	2.56	1.77
Proceeds from settlement of a regulatory matter	0.01		—	—	—	—

Total income (loss) from operations	1.31		1.62	(6.81)	2.51	1.76

Less distributions from:

Net investment income	—		—	—	(0.00)[2]	—

Total distributions	—		—	—	(0.00)[2]	—

Net asset value, end of year	$13.88		$12.57	$10.95	$17.76	$15.25

Total return[3]	10.42	%[4]†	14.79%	(38.34)%	16.47%	13.05%

Net assets, end of year (000s)	$470		$537	$376	$462	$321

Ratios to average net assets:

Gross expenses	2.33%		2.30%	2.36%	2.09%[5]	2.21%
Net expenses[6,7,8]	1.98		1.80	1.80	1.80 [5]	1.79
Net investment loss	(0.86)		(0.65)	(0.86)	(0.33)	(0.05)

Portfolio turnover rate	84%		34%	39%	97%	11%

[1]	Per share amounts have been calculated using the average shares method.
[2]	Amount represents less than $0.01 per share.
[3]

Performance figures, exclusive of CDSC, may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been 10.34% (Note 9).
[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 2.09% and 1.80%, respectively.

[6]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class C shares did not exceed 2.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent. Prior to December 1, 2009, the voluntary expense limitation was 1.80%.

[7]	Reflects fee waivers and/or expense reimbursements.
[8]	The impact of compensating balance arrangements, if any, was less than 0.01%.
†	The total return includes gains from settlement of investment litigations. Without these gains, the total return would have been 9.86%.

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Financial highlights (cont’d)

For a share of each class of beneficial interest outstanding throughout each year ended October 31, unless otherwise noted:

Class I Shares[1]	2010	2009	2008[2]

Net asset value, beginning of year	$12.80	$11.04	$16.08

Income (loss) from operations:

Net investment income	0.02	0.04	0.02
Net realized and unrealized gain (loss)	1.44	1.72	(5.06)

Total income (loss) from operations	1.46	1.76	(5.04)

Less distributions from:

Net investment income	(0.05)	—	—

Total distributions	(0.05)	—	—

Net asset value, end of year	$14.21	$12.80	$11.04

Total return[3]	11.41%†	15.94%	(31.34)%

Net assets, end of year (000s)	$379	$225	$140

Ratios to average net assets:

Gross expenses	1.32%	1.31%	0.93%[4]
Net expenses[5,6,7]	0.99	0.80	0.80 [4]
Net investment income	0.15	0.35	0.25 [4]

Portfolio turnover rate	84%	34%	39%

[1]	Per share amounts have been calculated using the average shares method.
[2]	For the period May 16, 2008 (inception date) to October 31, 2008.
[3]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[4]	Annualized.
[5]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class I shares did not exceed 1.00%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent. Prior to December 1, 2009, the voluntary expense limitation was 0.80%.

[6]	Reflects fee waivers and/or expense reimbursements.
[7]	The impact of compensating balance arrangements, if any, was less than 0.01%.
†	The total return includes gains from settlement of investment litigations. Without these gains, the total return would have been 11.01%.

See Notes to Financial Statements.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Notes to Financial Statements

1. Organization and significant accounting policies

Legg Mason ClearBridge Diversified Large Cap Growth Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund values these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund has adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Fund uses valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common stocks†	$90,022,936	—	—	$90,022,936
Short-term investments†	—	$2,028,000	—	2,028,000

Total investments	$90,022,936	$2,028,000	—	$92,050,936

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Fund may enter into repurchase agreements with institutions that its investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Fund acquires a debt security subject to an obligation of

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Notes to financial statements (cont’d)

the seller to repurchase, and of the Fund to resell, the security at an agreed-upon price and time, thereby determining the yield during the Fund’s holding period. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian, acting on the Fund’s behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Fund generally has the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Fund seeks to assert its rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from fluctuations in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, other than investments in securities, on the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

(d) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults or a credit event occurs that impacts the issuer, the Fund may halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default or credit event.

(e) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Share class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that share class.

(g) Compensating balance arrangements. The Fund has an arrangement with its custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Fund’s cash on deposit with the bank.

(h) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute its taxable income and net realized

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on income tax returns for all open tax years and has concluded that as of October 31, 2010, no provision for income tax is required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(i) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed Net Investment Income	Accumulated Net Realized Loss	Paid-in Capital
(a)	—	$2,582,046	$(2,582,046)
(b)	$857	(857)	—

(a)	Reclassifications are primarily due to the expiration of a capital loss carryover.
(b)	Reclassifications are primarily due to foreign currency transactions treated as ordinary income for tax purposes.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

As a result of an expense limitation arrangement between the Fund and LMPFA, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Class A, B, C and I shares did not exceed 1.25%, 2.00%, 2.00% and 1.00%, respectively. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

Prior to December 1, 2009, the Fund’s Class A, B, C and I shares had voluntary expense limitations in place of 1.05%, 1.80%, 1.80% and 0.80%, respectively.

During the year ended October 31, 2010, fees waived and/or expenses reimbursed amounted to $105,424.

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Notes to financial statements (cont’d)

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended October 31, 2010, LMIS and its affiliates received sales charges of approximately $300 on sales of the Fund’s Class A shares. In addition, for the year ended October 31, 2010, CDSCs paid to LMIS and its affiliates were approximately:

	Class A		Class B	Class C
CDSCs	$0	*	$400	$100

*	Amount represents less than $100.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended October 31, 2010, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$76,061,502
Sales	85,891,262

At October 31, 2010, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$4,892,045
Gross unrealized depreciation	(4,293,621)

Net unrealized appreciation	$598,424

4. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the year ended October 31, 2010, the Fund did not invest in any derivative instruments.

5. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1 distribution plan and under that plan, the Fund pays a service fee with respect to its Class A, B, and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended October 31, 2010, class specific expenses were as follows:

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

	Distribution Fees	Transfer Agent Fees
Class A	$227,140	$100,996
Class B	7,939	2,789
Class C	5,361	1,915
Class I	—	992

Total	$240,440	$106,692

For the year ended October 31, 2010, waivers and/or reimbursements by class were as follows:

Waivers/ Reimbursements
Class A	$99,848
Class B	2,716
Class C	1,869
Class I	991

Total	$105,424

6. Distributions to shareholders by class

	Year Ended October 31, 2010	Year Ended October 31, 2009
Net Investment Income:
Class A	$97,069	—
Class B	—	—
Class C	—	—
Class I	867	—

Total	$97,936	—

7. Shares of beneficial interest

At October 31, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	Year Ended October 31, 2010		Year Ended October 31, 2009
	Shares	Amount	Shares	Amount
Class A
Shares sold	40,566	$557,262	79,290	$864,721
Shares issued on reinvestment	6,876	96,339	—	—
Shares repurchased	(678,420)	(9,228,029)	(887,923)	(9,583,856)

Net decrease	(630,978)	$(8,574,428)	(808,633)	$(8,719,135)

Class B
Shares sold	3,737	$48,600	5,754	$60,667
Shares repurchased	(34,702)	(450,390)	(28,814)	(284,711)

Net decrease	(30,965)	$(401,790)	(23,060)	$(224,044)

Class C
Shares sold	2,868	$39,372	17,454	$196,740
Shares repurchased	(11,666)	(151,916)	(9,115)	(87,755)

Net increase (decrease)	(8,798)	$(112,544)	8,339	$108,985

Class I
Shares sold	14,223	$191,347	14,781	$166,173
Shares issued on reinvestment	62	865	—	—
Shares repurchased	(5,230)	(69,523)	(9,847)	(115,505)

Net increase	9,055	$122,689	4,934	$50,668

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Notes to financial statements (cont’d)

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended October 31, were as follows:

	2010	2009
Distributions Paid From:
Ordinary income	$97,936	—

As of October 31, 2010, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$89,453
Capital loss carryforward*	(43,902,220)
Other book/tax temporary differences(a)	(43,103)
Unrealized appreciation (depreciation)(b)	598,424

Total accumulated earnings (losses) — net	$(43,257,446)

*	During the taxable year ended October 31, 2010, the Fund utilized $6,826,231 of its capital loss carryover available from prior years. As of October 31, 2010, the Fund had the following net capital loss carryforwards remaining:

Year of Expiration	Amount
10/31/2011	$(6,330,611)
10/31/2012	(5,053,321)
10/31/2013	(7,162,775)
10/31/2016	(12,236,288)
10/31/2017	(13,119,225)
$(43,902,220)

These amounts will be available to offset any future taxable capital gains.

(a)	Other book/tax temporary differences are attributable primarily to the book/tax differences in the timing of the deductibility of various expenses.
(b)	The difference between book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Fund has received $171,552, $18,776 and $597, for Classes A, B and C, respectively, related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

10. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

Legg Mason ClearBridge Diversified Large Cap Growth Fund 2010 Annual Report

Notes to financial statements (cont’d)

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities of Legg Mason ClearBridge Diversified Large Cap Growth Fund, a series of Legg Mason Partners Equity Trust, including the schedule of investments, as of October 31, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, all material respects, the financial position of Legg Mason ClearBridge Diversified Large Cap Growth Fund as of October 31, 2010, the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

December 14, 2010